Exhibit 99.1

LM Funding America Closes Acquisition of 11 MW Site and Miners in Columbus Mississippi for $4.0 Million

Tampa, FL, September 18, 2025 – LM Funding America, Inc. (NASDAQ: LMFA) (“LM Funding” or the “Company”), a Bitcoin treasury and mining company, today announced that it has closed on the acquisition of an 11 MW Bitcoin mining facility in Columbus, Mississippi from Greenidge Generation Holdings, Inc. The acquisition includes both the site and approximately 7.5 MW or 157 PH/s of operational hashrate from ~2,300 Bitmain S19 series miners for total consideration of $4.0 million. This site comes with favorable power pricing of approximately $0.036/kWh.

“This Mississippi site adds 11 MW of Bitcoin mining capacity at an attractive price and is expected to increase our total owned capacity to 26 MW,” said Bruce M. Rodgers, Chairman and CEO of LM Funding. “The acquisition fits perfectly with our strategy of buying smaller and undervalued power assets that larger operators often overlook. By securing scalable power in a new geographic region, we diversify our footprint, reduce single-site risk, and create a platform for accelerated miner deployment—all while adhering to our disciplined capital allocation framework and strengthening our Bitcoin treasury.”

“We plan to fill the remaining capacity at the facility with a combination of existing miners and additional cost-effective miners while leveraging firmware optimizations that have improved margins at our Oklahoma site,” added Ryan Duran, President of LM Funding’s U.S. Digital Mining & Hosting Co. subsidiary. “We also expect the power pricing of approximately $0.036/kWh to lower our overall fleetwide average electricity price.”

The acquisition was funded in part by a $1.3 million secured loan, and the remainder was from the use of existing liquid assets. Additional information regarding the acquisition is included in our Current Report on Form 8-K filed today.

About LM Funding America

LM Funding America, Inc. (Nasdaq: LMFA), operates as a Bitcoin treasury and mining company. The Company was founded in 2008 and is based in Tampa, Florida. The Company also operates a technology-enabled specialty finance business that provides funding to nonprofit community associations primarily in the State of Florida. For more information, please visit https://www.lmfunding.com.

Forward-Looking Statements

This press release may contain forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” and “project” and other similar words and expressions are intended to signify forward-looking statements. Forward-looking statements are not guarantees of future results and conditions but rather are subject to various risks and uncertainties. Some of these risks and uncertainties are identified in the Company's most recent Annual Report on Form 10-K and its other filings with the SEC, which are available at www.sec.gov. These risks and uncertainties include, without limitation, the risks of operating in the cryptocurrency mining business, the risk that we will not realize the anticipated benefits from our acquisition of the Columbus, Mississippi facility, our limited operating history in the cryptocurrency mining business and our ability to grow that business, the capacity of our Bitcoin mining machines and our related ability to purchase power at reasonable prices, our ability to identify and acquire additional mining sites, the ability to finance our site acquisitions and cryptocurrency mining operations, the risks associated with allocating increased assets to our Bitcoin treasury operations and strategy, our ability to purchase Bitcoin at the prices we want and create positive BTC yield, the risks of investing in Bitcoin in general and Bitcoin’s volatility, our ability to acquire new accounts in our specialty finance business at appropriate prices, changes in governmental regulations that affect our ability to collected sufficient amounts on defaulted consumer receivables, changes in the credit or capital markets, changes in interest rates, and negative press regarding the debt collection industry. The occurrence of any of these risks and uncertainties could have a material adverse effect on our business, financial condition, and results of operations.

For investor and media inquiries, please contact:

Investor Relations

Orange Group

Yujia Zhai

LMFundingIR@orangegroupadvisors.com